U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported):  July 21, 1997


                               Courier Corporation
--------------------------------------------------------------------------------
               (Exact name of registrant as Specified in Charter)



                                 Massachusetts
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



         0-7597                                            04-2502514
------------------------                       ---------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


15 Wellman Avenue, North Chelmsford, Massachusetts              01863-1334
--------------------------------------------------------------------------------
(Address of Principal Executive Office)                         (Zip Code)


Registrant's telephone number, including area code:      (978) 251-6000
                                                   ---------------------------



                                 Not Applicable
--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)









ITEM 2.           ACQUISITION OF ASSETS.

         On July 21, 1997, the Company acquired all of the outstanding capital stock of Book-mart Press, Inc. ("Book-mart"), a North Bergen, New Jersey book manufacturer specializing in short to medium runs of softcover and hardcover books. The Company paid approximately $12.7 million in cash to the former stockholders of Book-mart for their shares of capital stock. At the time of the closing, Book-mart had approximately $2.3 million of outstanding bank indebtedness which was subsequently paid in full. In connection with the acquisition, 11,111 shares of Courier common stock (based upon a valuation of $18 per share) were issued to two key executives of Book-mart for non-compete agreements. In addition, one of such executives was issued 16,667 shares (subject to a four-year vesting schedule) in connection with an employment agreement. The acquisition will be accounted for as a purchase and, accordingly, the results of operations will be included in the consolidated financial statements from July 21, 1997 forward.

         The purchase price was determined in an arm's-length negotiation and was financed using the Company's existing credit facility with BankBoston, N.A. and State Street Bank and Trust Company. The amount available under this facility was extended from $20 million to $30 million in contemplation of the transaction. The facility was also used by the Company to repay the approximately $2.3 million of Book-mart's existing bank debt subsequent to the consummation of the acquisition.

         In connection with the acquisition, a long-term lease agreement for Book-mart's facility in New Jersey was executed by Book-mart. The lessor is a corporation owned by two of the former stockholders of Book-mart, one of whom remains as a key executive of Book-mart.

         It is intended that Book-mart will continue to operate as a book manufacturer specializing in short to medium runs of softcover and hardcover books.


                                        2




ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Business Acquired

                  (i)      Financial Statements of Book-mart Press, Inc. for the
                           years ended September 30, 1996 and 1995 with the
                           Report of  Ernst & Young LLP, Independent Auditors;                   F-1 to F-14

                  (ii)     Unaudited Condensed Balance Sheet of Book-mart
                           Press, Inc. at June 30, 1997;                                         F-15

                  (iii)    Unaudited  Condensed  Statements of Income,  Retained
                           Earnings and Cash Flows of Book-mart Press,  Inc. for
                           the nine months ended June 30, 1997;                                  F-16

                  (iv)     Notes to Condensed Financial Statements of Book-mart
                           Press, Inc. (unaudited) for the nine months ended
                           June 30, 1997.                                                        F-17


         (b)      Pro Forma Financial Information

                  (i)      Unaudited Pro Forma Condensed Combined Balance
                           Sheet as of June 28, 1997;                                            F-19

                  (ii)     Unaudited Pro Forma Condensed Combined  Statement of
                           Income for the year ended September 28, 1996;                         F-20

                  (iii)    Unaudited Pro Forma Condensed Combined  Statement of
                           Income for the nine months ended June 28, 1997;                       F-21

                  (iv)     Notes to Unaudited Pro Forma Combined Financial
                           Statements                                                            F-22


         (c)      Exhibits

                           See Exhibit Index attached hereto.


                                        3





                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                       COURIER CORPORATION
                                                       -------------------------
                                                           (Registrant)



Date:         October 6, 1997                      By: /s/ Robert P. Story, Jr.
       ------------------------------                  -----------------------
                                                       Robert P. Story, Jr.
                                                       Senior Vice President and
                                                       Chief Financial Officer



                                        4






                                  EXHIBIT INDEX

         2.1 Stock Purchase Agreement by and among Courier Corporation and the stockholders of Book-mart Press, Inc., dated as of July 21, 1997 (filed as Exhibit 2.1 to Form 8-K filed on August 5,
                  1997).

         28       Financial Data Schedule.



                                        5





                              Book-mart Press, Inc.

                              Financial Statements

                     Years Ended September 30, 1996 and 1995

                                      Index


Report of Independent Auditors ..............................            F-2

Balance Sheets ..............................................        F-3 to F-4

Statements of Income and Retained Earnings ..................            F-5

Statements of Cash Flows ....................................            F-6

Notes to Financial Statements ...............................        F-7 to F-14

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Book-mart Press, Inc.

We have audited the accompanying balance sheets of Book-mart Press, Inc. as of September 30, 1996 and 1995, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Book-mart Press, Inc. at September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


Ernst & Young LLP

New York, New York
November 5, 1996

                             Book-mart Press, Inc.
                                 Balance Sheets



                                                                                                   September 30,      September 30,
                                                                                                       1996               1995
                                                                                                ------------------------------------

ASSETS
Current assets:
   Cash                                                                                              $  104,253           $   83,675
   Accounts receivable                                                                                3,215,077            2,887,107
   Inventories:
     Work in process                                                                                    215,761              282,377
     Raw materials                                                                                      513,789              529,251
     Supplies                                                                                           241,970              239,594
                                                                                                ------------------------------------
                                                                                                        971,520            1,051,222
   Prepaid expenses and other current assets                                                             47,506              151,857
                                                                                                ------------------------------------
 Total current assets                                                                                 4,338,356            4,173,861

Property, plant and equipment:
   Equipment                                                                                          3,038,663            2,903,378
   Furniture and fixtures                                                                               233,630              200,708
   Leasehold improvements                                                                               997,343              884,816
                                                                                                ------------------------------------
                                                                                                      4,269,636            3,988,902
   Accumulated depreciation and amortization                                                          2,808,326            2,366,463
                                                                                                ------------------------------------
                                                                                                      1,461,310            1,622,439
Intangible assets, net of accumulated amortization of $1,557,663 in
   1996 and $1,254,274 in 1995                                                                          698,121              981,510
Goodwill, net of accumulated amortization of $128,479 in 1996 and
   $126,475 in 1995                                                                                      65,845               67,849
Deferred tax asset                                                                                         --                245,000
Other assets                                                                                             30,000               30,000
                                                                                                ------------------------------------
Total assets                                                                                         $6,593,632           $7,120,659
                                                                                                ====================================


See accompanying notes.

                             Book-mart Press, Inc.
                                 Balance Sheets


                                                                                                 September 30,       September 30,
                                                                                                     1996                 1995
                                                                                               -------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                              $   286,995            $   206,185
   Accrued expenses                                                                                   98,811                132,621
   Income taxes payable                                                                              215,679                 73,000
   Current portion of long-term debt                                                               1,499,000              1,500,000
                                                                                              -------------------------------------
Total current liabilities                                                                          2,100,485              1,911,806

Long-term debt                                                                                     1,630,000              4,095,707
Deferred tax liability                                                                                 2,000                   --
                                                                                              -------------------------------------
                                                                                                   3,732,485              6,007,513
Commitments

Shareholders' equity:
   Preferred stock, $.0001 par value, 1,000 shares authorized and
     unissued                                                                                           --                     --
   Common stock, $.0001 par value, 2,000 shares authorized, 1,000
     shares issued and outstanding                                                                      --                     --
   Additional paid-in capital                                                                      1,237,500              1,237,500
   Carryover basis adjustment                                                                     (3,153,943)            (3,153,943)
   Retained earnings                                                                               4,777,590              3,029,589
                                                                                              -------------------------------------
                                                                                                   2,861,147              1,113,146
                                                                                              -------------------------------------
Total liabilities and shareholders' equity                                                       $ 6,593,632            $ 7,120,659
                                                                                              =====================================

See accompanying notes.

                              Book-mart Press, Inc.
                   Statements of Income and Retained Earnings

                                                                                                   Year Ended September 30,
                                                                                                 1996                     1995
                                                                                      ----------------------------------------------

Net sales                                                                                     $ 11,713,347             $ 10,544,651
Cost of sales                                                                                    5,948,852                5,516,781
                                                                                     ----------------------------------------------
Gross profit                                                                                     5,764,495                5,027,870
Selling, general and administrative expenses                                                     2,427,533                2,161,007
                                                                                     ----------------------------------------------
Operating income                                                                                 3,336,962                2,866,863

Other expenses:
   Interest expense                                                                               (427,101)                (694,666)
   Other                                                                                          (103,860)                 (25,000)
                                                                                     ----------------------------------------------
                                                                                                  (530,961)                (719,666)
                                                                                     ----------------------------------------------
Income before extraordinary item and provision for income
   taxes                                                                                         2,806,001                2,147,197
Provision for income taxes                                                                       1,058,000                  608,000
                                                                                     ----------------------------------------------
Income before extraordinary item                                                                 1,748,001                1,539,197

Extraordinary item:
   Loss on early extinguishment of debt                                                               --                    (54,471)
                                                                                     ----------------------------------------------
Net income                                                                                       1,748,001                1,484,726
Retained earnings, beginning of year                                                             3,029,589                1,544,863
                                                                                     ----------------------------------------------
Retained earnings, end of year                                                                $  4,777,590             $  3,029,589
                                                                                     ==============================================



See accompanying notes.

                             Book-mart Press, Inc.
                            Statements of Cash Flows



                                                                                                     Year Ended September 30,
                                                                                                    1996                  1995
                                                                                            ----------------------------------------
OPERATING ACTIVITIES
Net income                                                                                       $ 1,748,001            $ 1,484,726
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Depreciation and amortization                                                                   747,256                632,049
     Extraordinary loss on early extinguishment of debt                                                 --                   54,471
     Deferral of interest payments                                                                   145,777                242,961
     Notes issued in lieu of rent payments                                                            72,150                246,242
     Deferred income taxes                                                                           247,000                 56,000
     Write-off of bad debts                                                                           33,651                 19,011
     Changes in operating assets and liabilities:
       Accounts receivable                                                                          (361,621)              (871,701)
       Inventories                                                                                    79,702                (58,062)
       Prepaid expenses and other current assets                                                     104,351                 48,759
       Accounts payable                                                                               80,810                  9,883
       Accrued expenses                                                                              (33,810)                12,055
       Income taxes payable                                                                          142,679               (113,000)
                                                                                           ----------------------------------------
Net cash provided by operating activities                                                          3,005,946              1,763,394

INVESTING ACTIVITIES
Capital expenditures                                                                                (280,734)                (9,213)
                                                                                           ----------------------------------------
Net cash used in investing activities                                                               (280,734)                (9,213)

FINANCING ACTIVITIES
Repayment of subordinated note, including deferred interest and
   purchase of warrants                                                                                 --               (4,874,997)
Repayment of subordinated notes to related parties, including
   deferred interest                                                                              (2,338,634)                  --
Proceeds from term loan                                                                            1,275,000              3,800,000
Repayments of term loan and revolver                                                              (3,326,000)            (1,075,000)
Net borrowings on revolver                                                                         1,705,000                550,000
Additions to deferred financing costs                                                                (20,000)              (184,699)
                                                                                           ----------------------------------------
Net cash used in financing activities                                                             (2,704,634)            (1,784,696)
                                                                                           ----------------------------------------

Net increase (decrease) in cash                                                                       20,578                (30,515)
Cash at beginning of year                                                                             83,675                114,190
                                                                                           ----------------------------------------
Cash at end of year                                                                              $   104,253            $    83,675
                                                                                           ========================================



See accompanying notes.
                                       F-6




                              Book-mart Press, Inc.
                          Notes to Financial Statements
                               September 30, 1996


1. ORGANIZATION AND DESCRIPTION OF BUSINESS

On August 18, 1989, Book-mart Acquisition Corp. ("BMAC"), which had been recently formed and had no prior activity, purchased the assets and business of Book-mart Press, Inc. and the stock of Crown Bookbindery, Inc. and Casebinders, Inc. (collectively, the "Acquired Companies") for a total purchase price, including acquisition costs, of $11,070,000. Immediately thereafter, BMAC and the Acquired Companies merged and Casebinders, Inc., the surviving company, changed its name to Book-mart Press, Inc. (the "Company"). The purchase price was financed by $9,250,000 in loans which have either been repaid or refinanced, and an equity contribution of $1,250,000. The owners of the Acquired Companies, who were the management, purchased a 45% equity interest in the Company.

The Company allocated the purchase price of the acquired business among its assets and liabilities based on their respective fair values. The excess of the cost of the acquired net assets over their fair values was recorded as goodwill. In allocating the purchase price of the business among its net assets, the difference between the fair values and the business' historical recorded values of the net assets has been proportionately reduced by $3,153,943 with such amount being charged against the Company's shareholders' equity as a carryover basis adjustment. Such amount represents the difference between the fair value of continuing management's interest in the business acquired and continuing management's 45% predecessor basis in such business.

The Company is engaged in the business of printing and binding hard and soft cover books for customers located throughout the United States. Management evaluates credit of its customers on a continuing basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company maintains its cash primarily in two financial institutions. The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.


                                       F-7





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTS RECEIVABLE

The Company's accounts receivable are due primarily from customers in the publishing and printing industries. Credit is extended based on an evaluation of the customer's financial condition, and generally does not require collateral. Credit losses have been immaterial.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheets for these instruments approximated their fair values.

     Term loan: The carrying amount of the Company's term loan approximates its fair value as the interest rate on such debt fluctuates upon changes in underlying market rates and there is a relatively short period to its maturity.

     Revolving line of credit-bank: The carrying amount of the Company's borrowing under its revolving line of credit approximates its fair value as the interest rate on such debt fluctuates upon changes in underlying market rates.

INVENTORIES

Inventories are stated at the lower of first-in, first-out cost or market.

PROPERTY, PLANT AND EQUIPMENT

At August 18, 1989, equipment, furniture and fixtures and leasehold improvements were recorded at their appraised values adjusted for the carryover basis adjustment as part of the allocation of the total purchase price.

Property, plant and equipment acquired subsequent to August 18, 1989 have been recorded at cost. The Company depreciates or amortizes property, plant and equipment on a straight-line basis over their estimated lives ranging from five to ten years.


                                       F-8





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

Intangible  assets  consists  of  values  assigned  to  noncompete   agreements,
negatives, process set-up, customer lists and deferred financing costs and are being amortized over lives ranging from three to twenty years.

GOODWILL

Goodwill represents the amount by which the costs of the acquired assets exceeds the values assigned to the net tangible and identifiable intangible assets and is being amortized over 40 years. For the year ended September 30, 1995, goodwill was reduced by $301,000, to reflect the allocation of the income tax benefits from the utilization of pre-acquisition net operating loss carryforwards and deductible temporary differences in the bases of the acquired assets.

INTEREST AND INCOME TAXES PAID

Interest paid for the years ended September 30, 1996 and 1995 was approximately $1,116,000 and $2,327,000, respectively. Income taxes paid for the years ended September 30, 1996 and 1995 was approximately $646,000 and $665,000, respectively.

ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.



                                       F-9





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


3. LONG-TERM DEBT

Long-term debt at September 30, 1996 and 1995 consists of the following:


                                                                                 1996                    1995
                                                                          -----------------------------------

Term loan                                                                  $1,499,000              $2,925,000
Revolver                                                                    1,630,000                 550,000
Junior Subordinated A Notes including accrued interest                           --                   551,702
Junior Subordinated B Notes including accrued interest                           --                 1,569,005
                                                                          -----------------------------------
                                                                            3,129,000               5,595,707
Less current portion of long-term debt                                      1,499,000               1,500,000
                                                                          -----------------------------------
                                                                           $1,630,000              $4,095,707
                                                                          ===================================


SUBORDINATED NOTE

In connection with the borrowing under a Subordinated Note in 1989 (repaid in 1995), the noteholder received warrants to purchase 250 shares of the Company's common stock. The warrants were valued at $250,000 which was treated as original issue discount on the Subordinated Note and was recorded as additional paid-in capital. Each warrant entitled the holder thereof to purchase one share of Common Stock of the Company at a purchase price of $.01 subject to adjustment under antidilution provisions. Pursuant to a December 1, 1994 agreement with the noteholder, and in connection with the repayment of the subordinated note, the amount of common stock issuable upon exercise of the warrants was reduced to 81 shares. The Company valued the portion of the warrants repurchased at $12,500. The warrants expire on February 18, 1999. The Company has reserved 81 shares of its unissued shares of common stock for the exercise of the warrants.

TERM LOAN AND REVOLVER

On December 1, 1994, the Company refinanced the Subordinated Note with a new Term Loan and revolving line of credit (the "Revolver"). The repayment resulted in an extraordinary loss of $54,471.


                                      F-10





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


3. LONG-TERM DEBT (CONTINUED)

On March 27, 1996, the original loan agreement was amended. The outstanding balance of the Term Loan was increased to $2,700,000 payable at $125,000 per month. The Company has prepaid a portion of the Term Loan. The maximum borrowing under the Revolver, as amended, is $2,000,000 or the borrowing base, as defined. The Revolver expires on March 31, 1999, at which time the outstanding balance is payable in full.

At management's discretion, the Term Loan and the Revolver, as amended, bear interest at: 1) .75% plus the higher of a) the federal funds rate plus 1/2% or
b) the prime rate, payable monthly, or 2) LIBOR plus 2.50% payable monthly or quarterly based on the interest period selected. The interest rate decreases upon specified repayments and the existence of certain conditions, as defined. The interest rates at September 30, 1996 and 1995 were 7.94% and 9.125%, respectively.

The Term Loan and the Revolver are secured by all of the assets of the Company.

The Term Loan and the Revolver place restrictions on the ability of the Company to incur additional indebtedness. Additionally, restrictions are placed on the amount of dividends which may be declared by the Company, the consolidation or merger of the Company's assets with another entity, capital expenditures and other transactions. The Term Loan and the Revolver require the Company to maintain certain levels of financial ratios including interest coverage ratio (as defined), current ratio (as defined) and tangible net worth (as defined).

JUNIOR SUBORDINATED NOTES

On June 25, 1991, the Company's landlord, 2001 Realty Corp., a company owned by certain management shareholders of the Company, converted past due rent payments into the Company's Junior Subordinated A Note. Interest accrued monthly at a rate of 13% per annum and was added to principal. In addition, the Company's landlord deferred a portion of rent payments ($17,000 each month through March 31, 1995 and $24,050 each month from April 1, 1995 through December 31, 1995) for which the Company issued additional Junior Subordinated B Notes.



                                      F-11





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


3. LONG-TERM DEBT (CONTINUED)

On June 25, 1991, the Company borrowed $150,000 from its shareholders and issued to them Junior Subordinated B Notes. Interest accrued monthly at a rate of 13% per annum and is added to principal.

All of these Subordinated Notes and the interest accrued thereon were repaid on March 27, 1996.

AGGREGATE PRINCIPAL PAYMENTS

The aggregate principal payments under long-term debt at September 30, 1996, for the years ending September 30, are approximately as follows:

                               1997         $1,499,000
                               1998                -
                               1999          1,630,000
                                        --------------
                                            $3,129,000
                                        ==============

4. INCOME TAXES

The Company accounts for income taxes under the liability method as required by Financial Accounting Standards Board issued Statement No. 109, "Accounting for Income Taxes."

The provision for income taxes consists of the following:

                                              Year Ended September 30,
                                            1996                    1995
                                        ---------------------------------------
Current:
   Federal                               $  572,000              $  373,000
   State                                    239,000                 179,000
                                        ---------------------------------------
                                            811,000                 552,000
Deferred tax                                247,000                  56,000
                                        ---------------------------------------
                                         $1,058,000              $  608,000
                                        =======================================



                                      F-12





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


4. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At September 30, 1996, temporary differences that give rise to deferred tax liabilities consisted of tax depreciation in excess of book. At September 30, 1995, deferred tax assets consisted of tax credits generated from payments of alternative minimum tax. During the year ended September 30, 1996, the Company utilized such tax credit.

During the year ended September 30, 1995, the Company recognized approximately $84,000 in income tax benefits from the utilization of prior years' net operating loss carryforwards.

During fiscal 1995, the Company allocated tax benefits of certain items to goodwill. Such allocations resulted in a reduction to goodwill of $301,000 in fiscal 1995.

5. COMMITMENTS AND OTHER ITEMS

a. The Company leases its office and plant facility from 2001 Realty Corp. (see Note 3). The lease agreement, which expires on March 31, 1999, allows the Company to terminate the lease upon six-months notice. The lease requires annual payments of approximately $501,000 through March 1997 with annual 5% increases thereafter. Rent expense for the years ended September 30, 1996 and 1995 was $509,000 and $457,000, respectively.

b. The Company entered into employment agreements, expiring through December 31, 1998, which provide for aggregate annual compensation of $400,000.

c. The Company had two customers which accounted for 28% of sales and one customer which accounted for 16% of sales for the years ended September 30, 1996 and 1995, respectively. Three customers accounted for 32% of accounts receivable and two customers accounted for 21% of accounts receivable at September 30, 1996 and 1995, respectively.


                                      F-13





                              Book-mart Press, Inc.
                    Notes to Financial Statements (continued)


5. COMMITMENTS AND OTHER ITEMS (CONTINUED)

d. The Company leases production equipment under noncancellable operating leases expiring at various dates through September 30, 2001. Future minimum rental payments for the years ended September 30 are approximately as follows:

        1997 .............................................    $   40,000
        1998 .............................................        40,000
        1999 .............................................        40,000
        2000 .............................................        40,000
        2001 .............................................        40,000
                                                              ----------
                                                              $  200,000
                                                              ==========



                                      F-14









                              BOOK-MART PRESS INC.
                        UNAUDITED CONDENSED BALANCE SHEET
                                  June 30, 1997
                             (Dollars in thousands)

         ASSETS

         Current assets:
            Cash                                                            $1
            Accounts receivable                                          3,158
            Inventories                                                    856
            Deferred income taxes                                           65
            Other current assets                                            29
                                                                      ---------

            Total current assets                                         4,109

         Property, plant and equipment, net of
            accumulated depreciation of $3,176,000                       1,280

         Goodwill and other intangibles, net of accumulated
            amortization of $1,814,000                                     635

         Other assets                                                       30
                                                                      ---------

         Total assets                                                   $6,054
                                                                      =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

         Current liabilities:
            Current maturities of long-term debt                          $299
            Accounts payable                                               193
            Income taxes payable                                           101
            Other current liabilities                                      348
                                                                      ---------

            Total current liabilities                                      941

         Long-term debt                                                  1,376
         Deferred income taxes                                               2
                                                                      ---------

            Total liabilities                                            2,319
                                                                      ---------


         Stockholders' equity                                            3,735
                                                                      ---------

         Total liabilities and stockholders' equity                     $6,054
                                                                      =========


         The accompanying notes are an integral part of this statement.


                                      F-15






                              BOOK-MART PRESS, INC.

                        UNAUDITED CONDENSED STATEMENT OF
                          INCOME AND RETAINED EARNINGS
                     For the nine months ended June 30, 1997
                             (Dollars in thousands)

Net sales                                                                $7,754
Cost of sales                                                             4,125
                                                                       ---------

  Gross profit                                                            3,629

Selling and administrative expenses                                       1,993
Interest expense                                                            149
Other expense                                                                33
                                                                       ---------

Income before provision for income taxes                                  1,454

Provision for income taxes                                                  580
                                                                       ---------

Net income                                                                  874

Retained earnings, beginning of period                                    4,778
                                                                       ---------

Retained earnings, end of period                                         $5,652
                                                                       =========





                   UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
                     For the nine months ended June 30, 1997
                             (Dollars in thousands)

Cash provided from operating activities                                  $1,539
                                                                       ---------

Investment activities:
  Capital expenditures                                                     (188)
                                                                       ---------

Financing activities:
  Decrease in term loan and revolver                                     (1,454)
                                                                       ---------

Decrease in cash and cash equivalents                                      (103)

Cash at the beginning of the period                                         104
                                                                       ---------

Cash at the end of the period                                                $1
                                                                       =========


        The accompanying notes are an integral part of these statements.

                                      F-16









        NOTES TO CONDENSED FINANCIAL STATEMENTS OF BOOK-MART PRESS, INC.

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED CONDENSED FINANCIAL STATEMENTS: The condensed balance sheet as of June 30, 1997 and the statements of income, retained earnings and cash flow for the nine-month period then ended are unaudited and, in the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been recorded. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and related notes of Book-mart Press, Inc. ("Book-mart") for the years ended September 30, 1996 and 1995, which appear elsewhere in this report.

INVENTORIES: Inventories are stated at the lower of cost or market on a first-in, first-out basis and consisted of the following at June 30, 1997:

                    Raw materials ..................   $649,000
                    Work in process ................    207,000
                                                       --------
                       Total .......................   $856,000
                                                       ========


B.  INCOME TAXES

Book-mart accounted for income taxes under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The provision for income taxes for the nine months ended June 30, 1997 consisted of the following:

   Current:
         Federal ............................     $500,000
         State ..............................      145,000
                                                  --------
                                                   645,000
   Deferred:
         Federal ............................      (51,000)
         State ..............................      (14,000)
                                                  --------
                                                   (65,000)
                                                  --------
    Total ...................................     $580,000
                                                  ========


C.  COMMITMENTS

Book-mart leases its office and plant facility from 2001 Realty Corp. The lessor is a corporation owned by two of the former stockholders of Book-mart, one of whom remains as a key executive of Book-mart. The lease agreement expires five years from the date of the acquisition of Book-mart on July 21, 1997. The lease requires annual payments of approximately $216,000.


                                      F-17





                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information presented herein gives effect to the Company's acquisition of all of the outstanding stock of Book-mart Press, Inc., ("Book-mart") which was completed on July 21, 1997. The pro forma financial information is based on the historical financial statements of the Company and Book-mart. The Company's fiscal year end is the last Saturday of September and Book-mart has a September 30 year end.

The acquisition of Book-mart has been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further adjustment, based upon appraisals and other analyses, with appropriate recognition given to the effect of the Company's borrowing rates and income taxes. Management does not expect that the final allocation of the purchase price for the acquisition of Book-mart will differ materially from the allocations set forth in the unaudited pro forma financial information presented herein.

The unaudited pro forma condensed combined balance sheet as of June 28, 1997 gives effect to the acquisition of Book-mart as if it had been consummated on June 28, 1997. This balance sheet combines the unaudited historical balance sheets at June 28, 1997 for the Company and June 30, 1997 for Book-mart.

The unaudited pro forma condensed combined income statements for the year ended September 28, 1996 gives effect to the acquisition of Book-mart as if it had been consummated on October 1, 1995. This pro forma income statement combines the income statement for the year ended September 28, 1996 of the Company and the income statement for the year ended September 30, 1996 of Book-mart.

The unaudited pro forma condensed combined income statements for the nine months ended June 28, 1997 gives effect to the acquisition of Book-mart as if it had been consummated on September 29, 1996. This pro forma condensed income statement combines the unaudited income statement for the nine months ended June 28, 1997 of the Company and the unaudited income statement for the nine months ended June 30, 1997 of Book-mart.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma condensed combined financial statements do not purport to present the financial position or results of operations of the Company had the acquisition of Book-mart occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed combined statements of income do not reflect any adjustments for synergies that management expects to realize commencing upon consummation of the acquisition. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that actually will be realized.



                                      F-18





                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS
                                  June 28, 1997
                             (Dollars in thousands)

                                                                             Pro Forma
                                                                            Adjustments
                                               Courier        Book-mart    -------------      Pro Forma
ASSETS                                       Corporation     Press, Inc.       Dr(Cr)         Combined
                                            ------------    ------------   -------------     ------------
Current assets:
   Cash and cash equivalents                        $25              $1                              $26
   Accounts receivable, less allowance
     for uncollectible accounts                  21,980           3,158                           25,138
   Inventories                                   10,755             856                           11,611
   Deferred income taxes                          1,502              65                            1,567
   Other current assets                             749              29                              778
                                            ------------    ------------   -------------     ------------

     Total current assets                        35,011           4,109                           39,120

Property, plant and equipment, net               34,463           1,280           1,494 (1)       37,237

Real estate held for sale or lease, net           2,782               -                            2,782

Goodwill and other intangibles, net               1,204             635           9,122 (2)       10,961

Other assets                                        497              30                              527
                                            ------------    ------------   -------------     ------------

  Total assets                                  $73,957          $6,054         $10,616          $90,627
                                            ============    ============   =============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $366            $299                             $665
   Accounts payable                               8,458             193                            8,651
   Accrued taxes                                  4,403             101                            4,504
   Other current liabilities                      8,078             348             650 (3)        9,076
                                            ------------    ------------   -------------     ------------

      Total current liabilities                  21,305             941             650           22,896

Long-term debt                                    8,183           1,376          12,701 (4)       22,260
Deferred income taxes                             3,344               2             800 (1)        4,146
Other liabilities                                 1,314               -                            1,314
                                            ------------    ------------   -------------     ------------

      Total liabilities                          34,146           2,319          14,151           50,616
                                            ------------    ------------   -------------     ------------

Stockholders' equity:
   Common stock                                   4,500               -                            4,500
   Additional paid-in capital                     9,072           1,237          (1,140)(5)        9,169
   Carryover basis adjustment                         -          (3,154)          3,154 (5)            0
   Retained earnings                             50,559           5,652          (5,652)(5)       50,559
   Treasury stock                               (24,320)              -             103 (5)      (24,217)
                                            ------------    ------------   -------------     ------------

      Total stockholders' equity                 39,811           3,735          (3,535)          40,011
                                            ------------    ------------   -------------     ------------

Total liabilities and stockholders' equity      $73,957          $6,054         $10,616          $90,627
                                            ============    ============   =============     ============

         The accompanying notes are an integral part of this statement.

                                      F-19






                 UNAUDITED PRO FORMA  CONDENSED  INCOME  STATEMENT
                     For the year ended September 28, 1996
                 (Dollars in thousands except per share amounts)



                                            Courier       Book-mart       Pro Forma              Pro Forma
                                           Corporation   Press, Inc.      Adjustments             Combined
                                          ------------   ------------    -------------          ------------

Net sales                                    $125,232        $11,713                               $136,945
Cost of sales                                 102,594          5,949             (285)(7)           108,258
                                          ------------   ------------    -------------          ------------

  Gross profit                                 22,638          5,764              285                28,687

Selling and administrative expenses            18,647          2,427              946 (1),(2),(6)    22,020
Interest expense                                  840            427              889 (4)             2,156
Other expense                                     267            104                                    371
                                          ------------   ------------    -------------          ------------

  Income before taxes                           2,884          2,806           (1,550)                4,140

Provision for income taxes                        334          1,058             (400)(8)               992
                                          ------------   ------------    -------------          ------------

  Net income                                   $2,550         $1,748          ($1,150)               $3,148
                                          ============   ============    =============          ============


Net income per share                            $1.23                                                 $1.50
                                          ============                                          ============


Weighted average shares outstanding         2,072,000                          28,000 (9)         2,100,000


         The accompanying notes are an integral part of this statement.


                                      F-20





                 UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT
                     For the nine months ended June 28, 1997
                 (Dollars in thousands except per share amounts)

                                           Courier       Book-mart       Pro Forma              Pro Forma
                                          Corporation   Press, Inc.      Adjustments            Combined
                                         -----------    ------------    -------------          ------------

Net sales                                   $95,271          $7,754                               $103,025
Cost of sales                                75,672           4,125             (214)(7)            79,583
                                         -----------    ------------    -------------          ------------

  Gross profit                               19,599           3,629              214                23,442

Selling and administrative expenses          15,394           1,993              710 (1),(2),(6)    18,097
Interest expense                                531             149              667 (4)             1,347
Other expense (income)                          (21)             33                                     12
                                         -----------    ------------    -------------          ------------

  Income before taxes                         3,695           1,454           (1,163)                3,986

Provision for income taxes                    1,123             580             (300)(8)             1,403
                                         -----------    ------------    -------------          ------------

  Net income                                 $2,572            $874            ($863)               $2,583
                                         ===========    ============    =============          ============


Net income per share                          $1.26                                                  $1.25
                                         ===========                                           ============


Weighted average shares outstanding       2,041,000                           28,000 (9)         2,069,000

         The accompanying notes are an integral part of this statement.


                                      F-21






      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1) Represents the adjustment to fair value of acquired machinery, equipment, furniture, fixtures and leasehold improvements based upon an independent appraisal and the related deferred taxes. In addition, depreciation expense has been adjusted to reflect the impact of the fair value appraisal.

(2) Represents the fair value of goodwill and non-compete agreements established in connection with the acquisition. Related amortization expense is reflected over 20 years for the goodwill. Also, 11,111 shares of common stock were issued to two key executives of Book-mart Press, Inc. for the non-compete agreements which are being amortized over a four-year period.

(3) Represents an amount accrued for certain expenses payable in connection with the acquisition.

(4) Represents the indebtedness incurred in connection with the acquisition, including indebtedness of Book-mart Press, Inc. which was paid in full subsequent to the acquisition using Courier Corporation's existing credit facility. Related interest expense is reflected assuming an average interest rate of 6.5%.

(5) Represents elimination of the Book-mart Press, Inc. stockholders' equity accounts and the issuance of shares from Courier Corporation's treasury stock in connection with the non-compete agreements.

(6) Additional compensation expense for key employees of Book-mart Press, Inc. is reflected pursuant to the acquisition, including amortization of the 16,667 shares of stock granted in connection with the employment agreement with a key executive of Book-mart Press, Inc., which is subject to a four-year vesting schedule.

(7) An adjustment to rental expense is reflected for the new lease on the office and plant facility of Book-mart Press, Inc. The lease agreement expires five years from the date of the acquisition and requires annual rental payments of approximately $216,000.

(8) Represents the tax effect of the pro forma adjustments at the blended statutory rate of 40%.

(9) Represents shares of the Company's common stock issued in connection with the acquisition.


                                      F-22